AMENDED AND RESTATED
SUB-ADVISORY AGREEMENT

among

FMR CO., INC.

and

GEODE CAPITAL MANAGEMENT, LLC

and

FIDELITY COMMONWEALTH TRUST II ON BEHALF OF FIDELITY LARGE CAP VALUE ENHANCED INDEX FUND

AGREEMENT AMENDED and RESTATED as of the 1st day of October, 2015, among Fidelity Commonwealth Trust II, a Delaware statutory trust (the “Trust”), on behalf of Fidelity Large Cap Value Enhanced Index Fund, a series portfolio of the Trust (the “Portfolio”), FMR Co., Inc., a Massachusetts corporation (“Manager”), and Geode Capital Management, LLC, a Delaware limited liability company (“Sub-adviser”).

WHEREAS, the Trust, on behalf of the Portfolio, has entered into an Amended and Restated Management Contract, dated October 1, 2015, with Manager (the “Management Contract”), pursuant to which Manager has agreed to provide certain management and administrative services to the Portfolio; and

WHEREAS, Manager desires to appoint Sub-adviser as investment Sub-adviser to provide the investment advisory and administrative services to the Portfolio specified herein, and Sub-adviser is willing to serve the Portfolio in such capacity; and

WHEREAS, the trustees of the Trust (the “Trustees”), including a majority of the Trustees who are not “interested persons” (as such term is defined below) of any party to this Agreement, and the shareholder(s) of the Portfolio, have each, to the extent required, consented to such an arrangement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

I.  APPOINTMENT OF SUB-ADVISER; COMPENSATION

1.1  Appointment as Sub-adviser.  Subject to and in accordance with the provisions  hereof, Manager hereby appoints Sub-adviser as investment sub-adviser to perform the various investment advisory and other services to the Portfolio set forth herein and, subject to the restrictions set forth herein, hereby delegates to Sub-adviser the authority vested in Manager pursuant to the Management Contract to the extent necessary to enable Sub-adviser to perform its obligations under this Agreement.

1.2  Scope of Investment Authority.  (a)  The Sub-adviser is hereby authorized, on a discretionary basis, to manage the investments and determine the composition of the assets of the Portfolio, subject at all times to (i) the supervision and control of the Trustees, (ii) the requirements of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the rules thereunder, (iii) the investment objective, policies and limitations, as provided in the Portfolio’s Prospectus and other governing documents, and (iv) such instructions, policies and limitations relating to the Portfolio and/or the performance of oversight of the Sub-adviser’s duties hereunder as the Trustees or Manager may from time to time adopt and communicate in writing to Sub-adviser.  Notwithstanding anything herein to the contrary, Sub-adviser is not authorized to take any action, including the purchase and sale of portfolio securities, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence.

(b)  It is understood and agreed that, for so long as this Agreement shall remain in effect, Sub-adviser shall retain discretionary investment authority over the manner in which the Portfolio’s assets are invested, and Manager shall not have the right to overrule any investment decision with respect to a particular security made by Sub-adviser, provided that the Trustees and Manager shall at all times have the right to monitor the Portfolio’s investment activities and performance, require Sub-adviser to make reports and give explanations as to the manner in which the Portfolio’s assets are being invested, and, should either Manager or the Trustees become dissatisfied with Sub-adviser’s performance in any way, terminate this Agreement in accordance with the provisions of Section 8.2 hereof.

1.3  Appointment as Proxy Voting Agent.  Subject to and in accordance with the provisions hereof, the Trustees hereby appoint Sub-adviser as the Portfolio’s proxy voting agent, and hereby delegate to Sub-adviser discretionary authority to vote all proxies solicited by or with respect to issuers of securities in which the assets of the Portfolio may be invested from time to time.  Sub-adviser may act as the Portfolio’s proxy voting agent directly or Sub-adviser may (in whole or in part) employ a third-party to vote proxies on behalf of the Portfolio, provided, however, that in either case, Sub-adviser shall be responsible for voting all proxies on behalf of the Portfolio.  Upon sixty (60) days written notice to Sub-adviser, the Trustees may at any time withdraw the authority granted to Sub-adviser pursuant to this Section 1.3 to perform any or all of the proxy voting services contemplated hereby.

1.4  Governing Documents.  Manager will provide Sub-adviser with copies of (i) the Trust’s Trust Instrument and By-laws, as currently in effect, (ii) the Portfolio’s currently effective prospectus and statement of additional information, as set forth in the Trust’s registration statement under the Investment Company Act and the Securities Act of 1933, as amended, (iii) any instructions, investment policies or other restrictions adopted by the Trustees or Manager relating to its performance of oversight of the Sub-adviser supplemental thereto, and (iv) the Management Contract.  Manager will provide Sub-adviser with such further documentation and information concerning the investment objectives, policies and restrictions applicable to the Portfolio as Sub-adviser may from time to time reasonably request.

1.5  Sub-adviser’s Relationship.  Notwithstanding anything herein to the contrary, Sub-adviser shall be an independent contractor and will have no authority to act for or represent the Trust, the Portfolio or Manager in any way or otherwise be deemed an agent of any of them, except to the extent expressly authorized by this Agreement or in writing by the Trust or Manager.

1.6  Compensation.  Sub-adviser shall be compensated for the services it performs on behalf of the Portfolio in accordance with the terms set forth in Appendix A to this Agreement.

II.  SERVICES TO BE PERFORMED BY SUB-ADVISER

2.1  Investment Advisory Services.  (a)  In fulfilling its obligations to manage the assets of the Portfolio, Sub-adviser will:

(i)  formulate and implement a continuous investment program for the Portfolio;

(ii)  take whatever steps are necessary to implement these investment programs by the purchase and sale of securities and other investments, including the selection of brokers or dealers, the placing of orders for such purchases and sales in accordance with the provisions of paragraph (b) below and assuring that such purchases and sales are properly settled and cleared;

(iii)  provide such reports with respect to the implementation of the Portfolio’s investment program as the Trustees or Manager shall reasonably request; and

(iv)  provide advice and assistance to Manager as to the determination of the fair value of certain securities where market quotations are not readily available for purposes of calculating net asset value of the Portfolio in accordance with valuation procedures and methods established by the Trustees.

(b)  The Sub-adviser shall place all orders for the purchase and sale of portfolio securities for the Portfolio’s account with brokers and dealers selected by Sub-adviser.  Such brokers and dealers may include brokers or dealers that are “affiliated persons” (as such term is defined in the Investment Company Act) of the Trust, the Portfolio, Manager or Sub-adviser, provided that Sub-adviser shall only place orders on behalf of the Portfolio with such affiliated persons in accordance with procedures adopted by the Trustees pursuant to Rule 17e-1 under the Investment Company Act.  The Sub-adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received.  In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or other accounts over which Sub-adviser or its affiliates exercise investment discretion.  The Sub-adviser is authorized to pay a broker or dealer who provided such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer.  This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-adviser and its affiliates have in respect to accounts over which they exercise investment discretion.  The Trustees shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Portfolio.

2.2.

Administrative and Other Services.  (a)  Sub-adviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolio (excluding determination of net asset values and shareholder accounting services).

(b)  Sub-adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the rules thereunder.  Sub-adviser agrees that such records are the property of the Trust, and will be surrendered to the Trust promptly upon request.  The Manager shall be granted reasonable access to the records and documents in Sub-adviser’s possession relating to the Portfolios.

(c)  Sub-adviser shall provide such information as is necessary to enable Manager to prepare and update the Trust’s registration statement (and any supplement thereto) and the Portfolio’s financial statements.  Sub-adviser understands that the Trust and Manager will rely on such information in the preparation of the Trust’s registration statement and the Portfolio’s financial statements, and hereby covenants that any such information approved by Sub-adviser expressly for use in such registration and/or financial statements shall be true and complete in all material respects.

(d)  Sub-adviser will vote the Portfolio’s investment securities in the manner in which Sub-adviser believes to be in the best interests of the Portfolio, and shall review its proxy voting activities on a periodic basis with the Trustees.

III.  COMPLIANCE; CONFIDENTIALITY

3.1  Compliance.  (a)  Sub-adviser will comply with (i) all applicable state and federal laws and regulations governing the performance of the Sub-adviser’s duties hereunder, (ii) the investment objective, policies and limitations, as provided in the Portfolio’s Prospectus and other governing documents, and (iii) such instructions, policies and limitations relating to the Portfolio and/or the oversight of the Sub-adviser’s performance of its duties hereunder as the Trustees or Manager may from time to time adopt and communicate in writing to Sub-adviser.

(b)  Sub-adviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Trust with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.

3.2

Confidentiality.  The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations, including without limitation the investment activities or holdings of the Portfolio.  All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 3.2  or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

IV.  LIABILITY OF SUB-ADVISER

4.1  Liability; Standard of Care.  Notwithstanding anything herein to the contrary, neither Sub-adviser, nor any of its directors, officers or employees, shall be liable to Manager or the Trust for any loss resulting from Sub-adviser’s acts or omissions as Sub-adviser to the Portfolio, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Sub-adviser or any of its directors, officers or employees in the performance of the Sub-adviser’s duties and obligations under this Agreement.

4.2    Indemnification.  (a)  Sub-adviser agrees to indemnify and hold the Trust and Manager harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by the Trust or Manager resulting from (i) Sub-adviser’s breach of its duties hereunder, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Sub-adviser or any of its directors, officers or employees in the performance of the Sub-adviser’s duties and obligations under this Agreement, except to the extent such loss results from the Trust’s or Manager’s own willful misfeasance, bad faith, reckless disregard or negligence in the performance of their respective duties and obligations under the Management Contract or this Agreement.

(b)  Manager hereby agrees to indemnify and hold Sub-adviser harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorney’s fees) suffered by Sub-adviser resulting from (i) Manager’s breach of its duties under the Management Contract, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Manager or any of its directors, officers or employees in the performance of Manager’s duties and obligations under this Agreement, except to the extent such loss results from Sub-adviser’s own willful misfeasance, bad faith, reckless disregard or negligence in the performance of Sub-adviser’s duties and obligations under this Agreement.

V.  SUPPLEMENTAL ARRANGEMENTS; EXPENSES; INSURANCE

5.1  Supplemental Arrangements.  Subject to the prior written consent of the Trustees and Manager, Sub-adviser may enter into arrangements with other persons affiliated with Sub-adviser to better fulfill its obligations under this Agreement for the provision of certain personnel and facilities to Sub-adviser, provided that such arrangements do not rise to the level of an advisory contract subject to the requirements of Section 15 of the Investment Company Act.

5.2   Expenses.  It is understood that the Portfolio will pay all of its expenses other than those expressly stated to be payable by Sub-adviser hereunder or by Manager under the Management Agreement.  Expenses paid by the Portfolio will include, but not be limited to, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trustees other than those who are “interested persons” of the Trust, Manager or Sub-adviser; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Portfolio’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Portfolio; (viii) all other expenses incidental to holding meetings of the Portfolio’s shareholders, including proxy solicitations therefor; (ix) a proportionate share of insurance premiums for fidelity bond and other coverage; (x) a proportionate share of association membership dues; (xi) investment management fees; (xii) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xiii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xiv) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Portfolio is a party and any legal obligation that the Portfolio may have to indemnify the Trustees, officers and/or employees or agents with respect thereto.  Sub-adviser shall not cause the Trust or the Portfolios to incur any expenses, other than those reasonably necessary for Sub-adviser to fulfill its obligations under this Agreement, unless Sub-adviser has first notified Manager of its intention to do so.

5.3    Insurance.  Sub-adviser shall maintain for the duration hereof, with an insurer acceptable to Manager, a blanket bond and professional liability (errors and omissions) insurance in amounts reasonably acceptable to Manager.  Sub-adviser agrees that such insurance shall be considered primary and Sub-adviser shall assure that such policies pay claims prior to similar policies that may be maintained by Manager.  In the event Sub-adviser fails to have in force such insurance, that failure will not exclude Sub-adviser’s responsibility to pay for any damages in breach hereof.

VI.  CONFLICTS OF INTEREST

6.1  Conflicts of Interest.  It is understood that the Trustees, officers, agents and shareholders of the Trust are or may be interested in Sub-adviser as directors, officers, stockholders or otherwise; that directors, officers, agents and stockholders of Sub-adviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that Sub-adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions hereunder except as otherwise provided in the Trust’s Trust Instrument and the Certificate of Formation and Limited Liability Company Operating Agreement of Sub-adviser, respectively, or by specific provisions of applicable law.

VII.  REGULATION

7.1  Regulation.  Sub-adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.

VIII.  DURATION AND TERMINATION OF AGREEMENT

8.1  Effective Date; Duration; Continuance.  (a)  This Agreement shall become effective on October 1, 2015.

(b)  Subject to prior termination pursuant to Section 8.2 below, this Agreement shall continue in force for one year from the date of execution, and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees who are not “interested persons” (as such term is defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

(c)  Except to the extent that the Trust has obtained and/or relies upon an exemptive order of the Commission or a no-action letter of the staff of the Commission providing relief from the requirement to obtain shareholder approval of this Agreement, the required shareholder approval of this Agreement or any continuance of this Agreement shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of the Portfolio votes to approve this Agreement or its continuance.

8.2  Termination and Assignment.  (a)  This Agreement may be terminated at any time, upon sixty days’ written notice, without the payment of any penalty, (i) by the Trustees, (ii) by the vote of a majority of the outstanding voting securities of the Portfolio; (iii) by Manager with the consent of the Trustees, or (iv) by Sub-adviser.

(b)  This Agreement will terminate automatically, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act) or (ii) in the event the Management Contract is terminated for any reason.

8.3    Definitions.  The terms “registered investment company,” “vote of a majority of the outstanding voting securities,“ “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the Investment Company Act as now in effect or as hereafter amended, and subject to such orders or no–action letters as may be granted by the Securities and Exchange Commission (“Commission”).

IX.  REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1  Representations of the Portfolio.  The Trust, on behalf of the Portfolio, represents and warrants that:

(i)  the Trust is a statutory trust established pursuant to the laws of the State of Delaware;

(ii)  the Trust is duly registered as an investment company under the Investment Company Act and the Portfolio is a duly constituted series portfolio thereof;

(iii)  the execution, delivery and performance of this Agreement are within the Trust’s powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the Investment Company Act) and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Trust or the Portfolio;

(iv)

no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with;

(v)  this Agreement constitutes a legal, valid and binding obligation enforceable against the Trust and the Portfolio in accordance with its terms; and

(vi)  the Portfolio is exempt from registration under the Commodity Exchange Act pursuant to Rule 4.5 of the Commodity Futures Trading Commission (“CFTC”), and the Portfolio is in compliance with the requirements of CFTC Rule 4.5.

9.2   Representations of the Manager.  The Manager represents, warrants and agrees that:

(i)  Manager is a corporation established pursuant to the laws of the Commonwealth of Massachusetts;

(ii)  Manager is duly registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”);

(iii)  Manager has been duly appointed by the Trustees and Shareholders of the Portfolio to provide investment services to the Portfolio as contemplated by the Management Contract.

(iv) the execution, delivery and performance of this Agreement are within Manager’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Manager;

(v) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(vi) this Agreement constitutes a legal, valid and binding obligation enforceable against Manager.

9.3    Representations of Sub-adviser.  Sub-adviser represents, warrants and agrees that:

(i)  Sub-adviser is a Delaware limited liability company established pursuant to the laws of the State of Delaware;

(ii)  Sub-adviser is duly registered as an “investment adviser” under the Advisers Act.

(iii) the execution, delivery and performance of this Agreement are within Sub-adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Sub-adviser;

(iv) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(v) this Agreement constitutes a legal, valid and binding obligation enforceable against Sub-adviser.

9.4  Covenants of the Sub-adviser.  (a)  Sub-adviser will promptly notify the Trust and Manager in writing of the occurrence of any event which could have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation:

(i)  the occurrence of any event which could disqualify Sub-adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the Investment Company Act or otherwise;

(ii)  any material change in the Sub-adviser’s overall business activities that may have a material adverse effect on the Sub-adviser’s ability to perform under its obligations under this Agreement;

(iii)  any event that would constitute a change in control of Sub-adviser;

(iv)  any change in the portfolio manager of the Portfolio;

(v)  any proposed change or change in the representations made by Sub-adviser concerning the nature of the Sub-adviser’s business plan; and

(vi)  the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to the Portfolio conducted by any state or federal governmental regulatory authority.

(b)  Sub-adviser agrees that it will promptly supply Manager with copies of any material changes to any of the documents provided by Sub-adviser pursuant to Section  3.1.

X.  MISCELLANEOUS PROVISIONS

10.1  Use of Sub-adviser’s Name.  Neither the Trust nor Manager will use the name of Sub-adviser, or any affiliate of Sub-adviser, in any prospectus, advertisement sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Sub-adviser and the Manager.

10.2  Use of Trust or Manager’s Name.  Sub-adviser will not use the name of Manager, the Trust or the Portfolio in any prospectus, advertisement, sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Sub-adviser and the Manager.

10.3  Amendments.  This Agreement may be modified by mutual consent of the Manager, the Sub-adviser and the Portfolio subject to the provisions of Section 15 of the Investment Company Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretive releases of, the Commission and applicable no-action letters issued by the staff thereof.

10.4

Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

10.5  Captions.  The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.

10.6  Notices.  All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust, Manager or Sub-adviser, as the case may be, in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt.  Notice shall be deemed given on the date delivered or mailed in accordance with this Section 10.6.

10.7  Severability.  Should any portion of this Agreement, for any reason, be held to be void at law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

10.8  Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the Investment Company Act.  To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

10.9  Limitation of Liability.  A copy of the Trust Instrument establishing the Trust, dated September 25, 2006, together with all amendments, is on file in the office of the Secretary of the State of Delaware, and notice is hereby given that this Agreement is not executed on behalf of any of the Trustees as individuals and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or the Portfolio, but only the assets belonging to the Portfolio shall be liable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

GEODE CAPITAL MANAGEMENT, LLC

By:	/s/Jeffrey Miller
Jeffrey Miller
Chief Operating Officer

FMR CO., INC.

By:	/s/William E. Dailey
William E. Dailey
Treasurer

FIDELITY COMMONWEALTH TRUST II

By:	/s/Stephanie J. Dorsey
Stephanie J. Dorsey
President and Treasurer

APPENDIX A

Pursuant to Section 1.6 of the Subadvisory Agreement among Fidelity Commonwealth Trust II (the “Trust”), on behalf of Fidelity Large Cap Value Enhanced Index Fund (the “Portfolio”), FMR Co., Inc. (“Manager”) and Geode Capital Management, LLC (“Sub-adviser”), Sub-adviser shall be compensated for the services it performs on behalf of the Portfolio as follows:

1.  Fees Payable by Manager.  Manager will pay Sub-adviser a fee, payable monthly, based on the average daily net assets of the Portfolio (computed in the manner set forth in the Trust’s Trust Instrument) at the following annual rates of the average daily net assets of the Portfolio throughout the month:

Rate

0.15% (15 basis points) on the first $500 million in assets

0.125% (12.5 basis points) on the next $500 million in assets

0.10% (10 basis points) on any amount in excess of $1 billion in assets

Sub-adviser’s fee shall be computed monthly, and within twelve business days of the end of each calendar month, Manager shall transmit to Sub-adviser the fee for the previous month.  Payment shall be made in federal funds wired to a bank account designated by Sub-adviser.  If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Sub-adviser agrees to look exclusively to Manager, and not to any assets of the Trust or the Portfolio, for the payment of Sub-adviser’s fees arising under this Paragraph 1.